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MAJESCO RAISES APPROXIMATELY $25.8 MILLION IN A PRIVATE PLACEMENT

EDISON, NJ, Feb. 25, 2004 - ConnectivCorp (OTCBB:CTTV.OB), the sole operations of which are those of its wholly-owned subsidiary, Majesco Sales Inc., today announced that it raised approximately $25.8 million in gross proceeds from a group of institutional and accredited investors. Net proceeds to ConnectivCorp will be approximately $22.5 million after deducting the fees and other expenses related to the financing. The financing significantly improved ConnectivCorp's balance sheet and will provide funds for future growth of the business.

Under the terms of the deal, ConnectivCorp will issue approximately 2,580 Units with each Unit consisting of (i) one share of 7% Convertible Preferred Stock, convertible into 10,000 shares of common stock and (ii) a warrant to purchase 10,000 shares of common stock at any time during the next three years at an exercise price of $1.00 per share.

The Company has agreed to file a registration statement with the Securities and Exchange Commission on behalf of these new investors within 90 days following the date of closing, in order to register for resale the common stock underlying both the 7% Convertible Preferred Stock as well as the warrants.

JMP Securities LLC acted as placement agent in connection with this transaction. The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ConnectivCorp intends to file a Current Report on Form 8-K disclosing additional information relating to the financing.

ABOUT MAJESCO

Majesco Sales Inc. is a developer, publisher and marketer of interactive entertainment software. Majesco has released titles for all major videogame platforms and handhelds, including Sony's Playstation and Playstation 2, Nintendo's N64, SNES, Game Boy, Game Boy Color, Game Boy Advance and GameCube, Microsoft's Xbox, Sega's Dreamcast, Genesis and Game Gear, and the personal computer. Additionally, Majesco Sales Inc. is a manufacturer of a number of accessories licensed by Nintendo. For more information, please visit www.majescosales.com.


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FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond ConnectivCorp's control. All statements other than statements of historical facts included in this release, including, if any, statements regarding ConnectivCorp's strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this release, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this release. ConnectivCorp does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although ConnectivCorp believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this release are reasonable, ultimately ConnectivCorp may not achieve such plans, intentions or expectations.

CONTACT:
Majesco Sales Inc.
Jesse Sutton
(732) 225-8910



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